Exhibit 10.1

Bryn Mawr, Pennsylvania 19010

July 17, 2015

Via Hand Delivery

Mr. J. Duncan Smith

558 Montgomery Ave.

Second Floor

Haverford, PA 19041

Dear Duncan:

This will confirm your separation from employment with The Bryn Mawr Trust Company, Bryn Mawr Bank Corporation, Bryn Mawr Equipment Finance, Inc. and Powers Craft Park & Beard, Inc. and any and all of their affiliates (collectively, “the Company”). Upon your acceptance of the terms and conditions set forth in this Letter Agreement and General Release (“Letter Agreement”), which have been negotiated between you and the Company, the Company agrees to provide you with the separation package set forth in this Letter Agreement on the terms and conditions described herein. Please review this Letter Agreement carefully, and if you choose, consult with an attorney of your choice. Your signing of this Letter Agreement also constitutes an acknowledgement by you that there is consideration from the Company to you for the provisions of this Letter Agreement.

1.     Last Date of Employment: Your last day of employment with the Company will be Friday, July 17, 2015 (the “Separation Date”).

2.     Payment and Benefits Not Conditioned on Your Signing this Letter Agreement:

a.     Salary: You will be paid your base salary through July 17, 2015, less any applicable federal, state, and local taxes and other designated or required withholdings. The payment will be made to you in accordance with the Company’s regular payroll practices.

b.     Paid Time Off: The Company will pay you for your accrued, unused Paid Time Off (“PTO”) days as of your Separation Date. The Company will deduct from this payment all applicable federal, state and local taxes and other designated or required withholdings. This payment will be made in accordance with the Company’s regular payroll practices.

c.     401(k) Plan and Other Benefit Plans: You will remain covered under the Company’s group health plan through July 31, 2015 and, thereafter, you will be eligible to elect to continue coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); such continuation coverage will be at your own expense except as provided in Paragraph 4(c) of this Letter Agreement. Your life and disability insurance benefits, if any, will remain in effect only through the Separation Date, except that any portable supplemental disability policies will be transferred to you upon your timely execution of appropriate documentation. Your participation in the Company’s 401(k) Plan (the “Plan”), as a Company employee will end as of your Separation Date. Accordingly, no employee or employer contributions shall be made to such Plan from the payments referenced in Paragraph 4 below. You will receive information regarding your options with respect to your funds in the Plan by separate communication. All other employee benefits not specifically continued by this Letter Agreement also shall terminate as of the Separation Date.

Mr. J. Duncan Smith

July 17, 2015

d.     Business-Related Expenses: The Company will reimburse you for normal business-related expenses that you incurred during your employment with the Company in accordance with the Company’s policies concerning such reimbursement. All requests for reimbursement must be submitted, along with all required documentation, to Nancy Pinkowicz within 10 days of your Separation Date.

e.     Other Company-Sponsored Plans: You and the Company acknowledge that you are a participant in certain Company-sponsored plans and compensatory programs relating to stock options, restricted stock, restricted stock units, deferred compensation and Company pensions, and the Company’s and your respective rights and obligations thereunder shall not be impacted by this Letter Agreement or the general release set forth in Paragraph 5 hereof except as provided in Paragraph 4(b) of this Letter Agreement. For purposes of clarity, your 9,000 outstanding Company stock options that are currently vested and unexercised shall be treated in accordance with the terms of the related stock option agreements.

f.     No Additional Amounts Due: You acknowledge that other than payments and benefits set forth in Paragraphs 2(a-e) of this Letter Agreement, the Company does not owe you any additional amounts for anything.

3.     Cooperation and Handling Work Responsibilities: This Letter Agreement is contingent upon your providing professionally reasonable cooperation and assistance in facilitating an orderly and appropriate transition of your work duties, and conducting yourself in a professional and responsible manner to the extent follow-up communication is made by the Company.

4.     Separation Payments and Benefits: In exchange for your signing, delivering and not revoking this Letter Agreement, including the General Release (set forth in Paragraph 5 below) and all of the other promises and covenants contained herein, the Company will provide you with the following:

a.     The Company will treat your separation as a voluntary resignation. The Company will pay you the gross sum of $183,297.47 (one hundred eighty three thousand two hundred ninety seven dollars and forty seven cents), which reflects nine months of your current base salary, in substantially equal installments and in accordance with the Company’s regular payroll practices. The Company will deduct from the payments made hereunder all applicable federal, state and local taxes and other designated or required withholdings. The first payment will be forwarded to you on the first payroll no later than 15 days after your Separation Date, provided that you have signed and not revoked acceptance of the Letter Agreement in accordance with Paragraph (5)(g).

Mr. J. Duncan Smith

July 17, 2015

b.     Notwithstanding anything to the contrary in that certain Restricted Stock Agreement for Employees (Service/Performance-Based) Subject to the 2010 Long Term Incentive Plan, dated as of August 17, 2012, by and between you and the Company (the “RS Agreement”), the Company will waive the forfeiture provisions set forth in Section 6 thereof, such that, to the extent the Performance Goals are met and subject to the other terms and conditions of the RS Agreement, Restricted Stock will vest upon the Vesting Date. For purposes of clarification, all 5,000 shares of Restricted Stock will remain outstanding following your termination of employment, but the number of shares that will vest at the Vesting Date will be determined in accordance with the terms and provisions of the RS Agreement as if you remained an employee of the Company. That being the case, it is possible that less than 100% of the Restricted Stock will vest. Capitalized terms used but not defined in this Paragraph 4(b) shall have the definitions assigned to them in the RS Agreement.

c.     If you timely elect to continue your health coverage under COBRA, such continuation will be through the Company’s health plan then in effect, and the Company will pay the entire premiums for such coverage for August and September 2015. Notwithstanding anything in this Paragraph 4(c) to the contrary, the Company will cease paying for health insurance premiums on your behalf under COBRA on the date that your COBRA continuation coverage would otherwise terminate (for example, if you subsequently become covered under another employer’s health plan). Nothing contained in this Letter Agreement is intended to extend your COBRA coverage beyond the otherwise applicable COBRA period.

5.     General Release:

a.     In consideration for all of the terms and conditions of the Letter Agreement, including but not limited to the payments set forth in Paragraph 4 of the Letter Agreement, you, J. Duncan Smith, for yourself, your agents, successors, heirs and assigns (all of whom are hereinafter individually and collectively referred to as “Releasors”), do hereby release, remise and forever discharge the Company including The Bryn Mawr Trust Company, Bryn Mawr Bank Corporation, Bryn Mawr Equipment Finance, Inc., Powers Craft Parker & Beard, Inc., and each of their parents, subsidiaries, affiliates, related entities, predecessors, successors, assigns, and each of their current and former agents, servants, shareholders, employees, officers, directors, executives, members, trustees, representatives, attorneys, investors and insurers and each of their heirs, successors, executors and administrators and all persons acting by, through, under and/or in concert with any of them (all of whom are hereinafter individually and collectively referred to as “Releasees”) of and from any and all claims, demands, causes of action, actions, rights, damages, judgments, costs, compensation, suits, debts, dues, accounts, bonds, covenants, agreements, expenses, attorneys’ fees, damages, penalties, punitive damages and liability of any nature whatsoever, in law or in equity or otherwise, which Releasors have had, now have, shall or may have, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, by reason of any cause, matter or thing whatsoever, from the beginning of the world up to and including the effective date of this Letter Agreement.

b.     By the general release set forth in this Paragraph 5, you, J. Duncan Smith, acknowledge that you are giving up all claims relating to or arising out of your employment or affiliation with the Company, the terms and conditions of such employment or affiliation, and the termination of that employment or affiliation, including but not limited to, claims for breach of contract or implied contract, wrongful, retaliatory or constructive discharge, negligence, misrepresentation, fraud, detrimental reliance, promissory estoppel, defamation, invasion of privacy, impairment of economic opportunity, tortious interference with contract or business relationships, intentional or negligent inflection of emotional distress, any and all other torts, and claims for attorney’s fees, as well as the following statutory claims described below.

Mr. J. Duncan Smith

July 17, 2015

c.     You further acknowledge that various local, state and federal laws prohibit discrimination based on, among other things, age, gender, sex, race, color, national origin, religion, disability, handicap, sexual orientation, veterans’ status or other protected classifications. These include Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, and the Civil Rights Act of 1991 (relating to gender, national origin, religion, race and certain other kinds of job discrimination); the Pregnancy Discrimination Act; the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act (relating to age discrimination in employment), the Rehabilitation Act of 1973 and the Americans with Disabilities Act (relating to disability discrimination in employment), the Pennsylvania Human Relations Act and the Philadelphia Fair Practices Ordinance (state and local laws prohibiting discrimination in employment on various bases).

You also understand and acknowledge that there are various federal, state and local laws governing benefit issues, wage and hour issues, and other employment issues, including, but not limited to, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Pennsylvania Whistleblower Law, the Pennsylvania Equal Pay law, the Pennsylvania Wage Payment and Collection Law, other wage and hour laws, whistleblower laws and other laws. You acknowledge that you are giving up any claims you may have under any of these statutes and under any other federal, state or municipal statute, ordinance, executive order or regulation relating to discrimination in employment, wage and hour issues, or in any way pertaining to employment relationships. You also acknowledge that other than the benefits identified in Paragraphs 2 and 4, you do not have any claims for benefits including, but not limited to, life insurance, accidental death & disability insurance, sick leave or other employer provided plan or program; claims for distributions of income or profit; claims for reimbursement; claims for wages; claims for vacation or other leave time; claims relating to retirement, pension and/or profit sharing plans (excluding claims for vested benefits); claims for group health insurance coverage (excluding claims for COBRA continuation coverage); or any other claims. You understand and acknowledge that this general release applies to all such employment-related claims that you now have or may have had up to and including the effective date of this Letter Agreement.

d.     You further agree that neither you, nor anyone on your behalf shall or may seek, or be entitled to recover reasonable attorneys’ fees and costs pursuant to any of the aforementioned federal, state or municipal statutes, or any other such laws. You understand and acknowledge that the general release set forth in this paragraph applies to all claims and causes of action, including but not limited to, employment-related claims, which you now have or may have had up to and including the effective date of this Letter Agreement.

Mr. J. Duncan Smith

July 17, 2015

e.     You warrant and represent that you (i) have received all leave (paid or unpaid), compensation, wages, overtime if applicable, bonuses, commissions, paid time off and/or benefits to which you may be entitled and that no other amounts and/or benefits are due except as expressly provided in this Letter Agreement; (ii) have no known workplace injuries or occupational diseases; (iii) are not eligible to receive payments or benefits under any severance pay policy, plan, practice or arrangement other than as provided in this Letter Agreement; (iv) have not complained of and are not aware of any act or omission that could reasonbly be expected to form the basis of a claim of fraud or any other violation of applicable laws, rules or regulations by or against the Company; (v) have not filed any civil actions, lawsuits, complaints, charges or claims for relief or benefits against the Company or any of the Releasees with any local, state or federal court or administrative agency, that are currently outstanding; and (vi) have not transferred or assigned, or purported to transfer or assign, any claim described by this Letter Agreement.

f.     This Release is intended by the parties to be construed to release any and all claims and rights arising on or before the date of the execution of this Agreement to the fullest extent permitted by law, provided, however, that you do not release any claim for workers’ compensation benefits you may have, any right to unemployment benefits you may have, or any rights to vested benefits you may have under the terms of any Company-provided retirement or other benefit plan(s). Additionally, notwithstanding anything in this Paragraph 5 to the contrary, nothing in this Paragraph 5 shall be construed to limit, waive or release your rights to indemnification or contribution, if any, pursuant to applicable law, the Company’s certificate of incorporation or bylaws, or any applicable insurance policy arising from acts (or failures to act) actually or allegedly taken in the scope of your employment with the Company.

g.     The general release set forth in this Paragraph 5 is intended to comply with Section 201 of the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. § 626(f). Accordingly, you acknowledge, represent and certify as follows: (i) that you waive all rights or claims under the Age Discrimination and Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”) or otherwise, knowingly and voluntarily in exchange for consideration of value to which you would not otherwise have been entitled; (ii) that by this Letter Agreement you have been advised in writing by the Company to consult with an attorney of your choice in conjunction with this Letter Agreement and your decision to waive your rights or claims under the ADEA or otherwise; (iii) that you have been given a period of at least twenty-one (21) days within which to consider this Letter Agreement and your decision to waive your rights under the ADEA or otherwise; (iv) that you have been informed by the Company and understand that you may revoke your acceptance of this Letter Agreement for a period of seven (7) days after signing it, and that this Letter Agreement will not become effective or enforceable until after the seven (7) day period has expired, and that any revocation you make shall be in writing, sent by facsimile or overnight mail, to the attention of Jennifer Stryker, 6 S. Bryn Mawr Avenue, Bryn Mawr, PA 19010; and (v) that you further understand that if you revoke your acceptance as described above, this Letter Agreement shall be null and void in its entirety, and if you have not revoked this Letter Agreement by the end of the seven (7) day period, this Letter Agreement will be in full force and effect.

h.     You and the Company further acknowledge and agree that any changes to this Letter Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day period referenced in Paragraph 5(g).

Mr. J. Duncan Smith

July 17, 2015

6.     Non-Interference. For a period of eighteen (18) months following the Separation Date, you shall not disrupt, damage, impair or interfere with the business of the Company in any manner, including without limitation: (a) contacting any employee or director of the Company without the prior consent of the Chairman or Chief Executive Officer of the Company; (b) employing, engaging or soliciting any employee of the Company; (c) inducing any employee to leave the employ of the Company; or (d) otherwise seeking to adversely influence or alter any person’s relationship with the Company.

7.     Non-Solicitation. For a period of eighteen (18) months following the Separation Date, you shall not, directly or indirectly, for yourself or for any other person, firm, corporation, partnership, association or other entity (“Person or Entity”), call on, engage in business with, solicit, induce, or attempt to solicit or induce, any person or entity who has been a customer, client or business referral source of the Company, or who has been solicited as a potential customer, client or business referral source of the Company, during the two (2) year period preceding the Separation Date: (a) to cease doing business in whole or in part with or through the Company; (b) to do business with any other Person or Entity which performs services or offers products materially similar to or competitive with those provided by the Company; or (c) to adversely influence or alter such person’s relationship with the Company.

8.     No Re-Employment: You acknowledge and agree that, as of the Separation Date, your employment relationship with the Company is permanently and irrevocably severed, and the Company has no obligation to re-employ or recall you in the future.

9.     Confidential Information:

a.     You recognize that the knowledge and information acquired by you concerning the Company’s corporate information, information relating to the financial statements and reports, the internal workings of the Company and its employees, supplier or vendor information, marketing information, customer or prospective customer information, financial information, strategic plan and other strategic information, operational information, scientific information, technical information, personnel information and computer-related information, including, but not limited to, contractual arrangements, business plans, studies, reports, formulae, strategies, tactics, policies, resolutions, patent, trademark and trade name applications, litigation-related information or negotiations; supplier or vendor lists, preferences or requirements; sales, investment, marketing and product plans, price lists; lists of clients or prospective clients, proposals to clients and prospective clients, agreements with clients, sales methods, statistics, sales efforts, client preferences, requirements, strategies or methods, markets or other data, clients or prospective client contacts and market research data; cost and performance data, debt arrangements, equity structure, financial statements, costs, profits, financial condition, investors and holdings; trade secrets; drawings, blueprints, designs, concepts, inventions; personnel lists, personnel data, organizational structure and performance evaluations; data processing systems and information contained therein; any facts concerning the systems, methods, procedures or plans developed or used by the Company and other trade secrets, inventions, designs, know-how, or other private, confidential or proprietary information of or about the Company which is not already available to the public (collectively, “Confidential Information”) are valuable, special and unique aspects of the Company’s business.

Mr. J. Duncan Smith

July 17, 2015

b.     You agree that you will not (i) disclose, in whole or in part, any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless authorized in writing to do so by the Company, or (ii) use any Confidential Information for your own purpose or for the benefit of any person, firm, corporation, association or other entity other than the Company. You recognize that use or disclosure of Confidential Information may cause harm to the Company and thereby damage the Company’s competitive position in the marketplace. The restrictions set forth in this paragraph will not apply to Confidential Information which is already in the public domain (unless you are responsible, directly or indirectly, for such Confidential Information entering the public domain without the Company’s consent).

c.     In addition, you acknowledge that the Confidential Information you possess contains material, nonpublic information concerning the Company. You further acknowledge that you are aware that U.S. securities laws prohibit under certain circumstances the purchase or sale of a security of any issuer on the basis of material, nonpublic information about that security or issuer, and may also prohibit the communication of such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell securities on the basis of such information. You agree that you will not purchase or sell securities of the Company or cause such securities to be purchased or sold by others in violation of U.S. securities laws on the basis of any material, nonpublic information that is included in the Confidential Information, nor will you communicate such material nonpublic information to any other person in violation of U.S. securities laws.

10.     Resignation As Officer and Director: You agree to execute and return letters to Jennifer Stryker (in the form that will be provided to you) in which you resign as (a) an officer of each of The Bryn Mawr Trust Company, Bryn Mawr Bank Corporation, Bryn Mawr Equipment Finance, Inc. and Powers Craft Park & Beard, and (b) a director of Bryn Mawr Equipment Finance, Inc., effective as of the Separation Date.

11.     Non-Disparagement: You agree not to make any disparaging or negative comments about the Company or any of the Releasees. You further agree not to disrupt the Company’s business in any manner. The terms of this Paragraph 11 and Paragraph 9 shall not apply to disclosure to: (a) a regulatory entity pursuant to an investigation by such entity or as otherwise dictated by regulatory authority; or (b) disclosure pursuant to lawful subpoena, provided you first notify the Company in writing at least ten (10) business days prior to such disclosure.

12.     Return of the Company Property: You agree that you will immediately return to the Company all Company-owned property in your possession, custody or control, including, but not limited to, keys, access cards, credit cards, cell phones, documents, computer equipment and electronically stored information in your possession (regardless of whether or not such information is confidential information). It is understood and agreed that Company-owned Property includes all Company files, papers, documents, memoranda, letters, handbooks and manuals, spreadsheets, emails, facsimiles or other communications that were written, authorized, signed, received or transmitted by you during your employment, or during the process of you being hired by the Company, and any computer hardware or software, communications equipment, in your possession (which remain the property of the Company and, as such, are not to be removed from the Company’s offices). By signing this Letter Agreement, you confirm that (a) you will not retain in your possession or under your control any of the documents, materials or property described in this Paragraph 12, including copies in any format, (b) you have returned all such documents, materials and/or property to the Company, and (c) you have not placed or transferred any such documents, materials or other property in any other storage devices, software applications or network locations.

Mr. J. Duncan Smith

July 17, 2015

13.     Breach: In the event of any breach of this Letter Agreement, either you or the Company, whichever is the non-breaching party, may institute an action for breach of the terms of the Letter Agreement and seek damages resulting from that breach. In addition, if you breach Paragraphs 6, 7, 9, 11 or 12 of this Letter Agreement, in addition to any other relief to which the Company may be entitled, the Company will be entitled to an injunction, without the necessity of posting a bond, prohibiting you from disclosing any of its confidential information or breaching any post-employment obligations or restrictions.

14.     Cooperation: You agree to cooperate with the Company regarding any pending or subsequently filed litigation, claims, government investigations or other disputes involving the Company that relate to matters within your knowledge or responsibility during your employment with the Company. The Company will reimburse you for all reasonable out-of-pocket costs and expenses in connection with the cooperation described in this paragraph. Your required cooperation may include appearing from time to time at the Company’s offices or its attorneys’ offices for conferences and interviews, and in general providing the Company and its attorneys with the full benefit of your knowledge with respect to any such matter. You agree to cooperate in a timely fashion and at times that are agreeable to both you and the Company.

15.     Consideration To Which You Are Not Otherwise Entitled: You acknowledge that the separation package described in this Letter Agreement is an enhanced separation package and that this separation package is adequate and satisfactory to you. You further acknowledge and agree that the payments and benefits set forth in this Letter Agreement exceed any payment, benefit or other thing of value that the Company may owe you for your employment services to the Company or to which you are already entitled. You further agree that, except as expressly provided in this Letter Agreement, you are not entitled to and will not receive any additional compensation, payments or benefits of any kind from the Company and that no representations or promises to the contrary have been made to you.

16.     References: You agree to direct any employment-related references to the director of the Company’s Human Resource Department. The Company will only provide employment dates and position(s) held.

17.     No Admission: This Letter Agreement is not, and shall not be construed to be, an admission by you, the Company or any of the Releasees of any liability, culpability, wrongful action or any other legal conclusion.

18.     Governing Law: This Letter Agreement shall be interpreted, enforced and governed under the laws of the Commonwealth of Pennsylvania without giving regard to any conflicts of laws provisions that would apply the laws of a different jurisdiction.

19.     Entire Agreement: This Letter Agreement, together with the Company-sponsored plans and compensation programs referenced in Paragraph 2(e), and all employee benefits referred to in Paragraphs 2(c) and 4(c) of this Letter Agreement (which shall be subject to the terms and conditions of the applicable employee/retiree benefit plans or insurance policies), represents the entire agreement between you and the Company and supersedes all prior agreements, offers, representations and understandings between the parties, whether written or oral, in their entirety, including, but not limited to, the letters dated July 14, 2015 and July 16, 2015, which shall have no force or effect. This Letter Agreement may be modified only in a writing signed by you and a duly authorized representative of the company. You agree that any promises or representations concerning your rights relating to the Company, ether oral or written, that are not contained in this Letter Agreement or the other documents referenced in this paragraph are not valid or binding upon the Company.

Mr. J. Duncan Smith

July 17, 2015

20.     Reasonableness and Severability: By signing this Letter Agreement, you expressly acknowledge and agree that each and every restraint, obligation and restriction imposed by this Letter Agreement is reasonable with respect to subject matter, time period and geographical area, as applicable. You represent and agree that these post-employment restraints, obligations and restrictions are limited in scope, and are reasonable and necessary to protect the Company’s legitimate business interests. You acknowledge and agree that the post-employment obligations, restraints and restrictions set forth in Paragraphs 6, 7, 9, 11 and 12 are material terms of this Letter Agreement. Each term and provision of this Letter Agreement shall be valid and enforceable to the fullest extent permitted by law and any invalid, illegal or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

21.     Assignment: The Company may assign this Letter Agreement and such assignment will take effect for the benefit of any successors or assigns of the Company created by merger, reorganization, sale of assets or otherwise. You hereby consent and agree to such assignment and enforcement of such rights and obligations by the Company’s successors or assigns.

22.     Acknowledgment: You acknowledge and certify (a) that you have been advised of your rights to consult with an attorney of your choice prior to executing this Letter Agreement; (b) that you have been given at least 21 days within which to consider this Letter Agreement, (c) that you have exercised your rights and opportunities as you deemed appropriate; (d) that you have carefully read and fully understand all of the provisions of this Letter Agreement. You acknowledge and understand that by signing this Letter Agreement, which contains a general release, you are giving up your right to bring any claims, complaints or other legal action against the Company or any of the Releasees described above. You further acknowledge and certify that you are entering into this Letter Agreement knowingly, voluntarily and of your own free will, and intending to be legally bound.

If you choose to accept the terms of this Letter Agreement, please return it to us, signed by you in unmodified form to Jennifer Stryker at the address listed above no later than August 10, 2015. If you do not return it to us signed, by that date, we shall assume that you have elected not to accept the terms and conditions of this Letter Agreement and the offer set forth herein shall thereafter be null and void.

Your signature below indicates your acceptance of this Letter Agreement and shall cause this Letter Agreement to be binding upon you, your heirs, representatives and assigns. Your signature shall also signify that you have read and understand the Letter Agreement, and have reviewed it with an attorney or have elected not to do so.

Mr. J. Duncan Smith

July 17, 2015

We appreciate your past contributions on behalf of the Company, and we wish you all the best in your future endeavors.

BRYN MAWR BANK CORPORATION By: /s/ Francis J. Leto Name: Francis J. Leto Title: President and Chief Executive Officer	THE BRYN MAWR TRUST COMPANY By: /s/ Francis J. Leto Name: Francis J. Leto Title: President and Chief Executive Officer

Accepted and Agreed to on this

17th day of July, 2015,

and intending to be legally bound.

/s/ J. Duncan Smith

J. Duncan Smith